Exhibit 99.1

Saba Appoints Mark Robinson as Chief Financial Officer

Proven Executive to Leverage Experience in Building Businesses for Growth and Success

REDWOOD SHORES, Calif. – May 7, 2013 – Saba (OTC Pink: SABA), the premier provider of people-centric enterprise solutions, announced today the appointment of Mark W. Robinson as Chief Financial Officer. Saba anticipates that Mr. Robinson will assume his new position with the Company on or prior to June 3, 2013. In this role, Mr. Robinson will report to the Chief Executive Officer.

Mr. Robinson brings to Saba 25 years of executive leadership experience in building a range of technology companies. He joins Saba after spending nearly five years with Calypso Technology, Inc., where he served as Chief Financial Officer for this multinational software and professional services company. Prior to joining Calypso Technology, Inc., he served as Chief Financial Officer of Discus Dental, a manufacturer of consumer goods and medical devices. He was previously Chief Financial Officer of Q Comm International, a leader in prepaid telecommunication products. He also served in several other management roles at companies including Prometrix/KLA-Tencor and Hewlett Packard Corporation.

“Mark brings deep experience from technology companies and important leadership skills that will help drive the planning and execution of our immediate and long-term financial strategies,” said Shawn Farshchi, interim Chief Executive Officer of Saba. “He is joining at a pivotal point in our evolution. His experience will prove invaluable as we aim to expand our reach into new markets and penetrate key segments.”

Commenting on his appointment, Mr. Robinson said, “This is an exciting time to be joining Saba. The company is executing on its cloud product strategy for next-generation talent management solutions, is led by a talented team and is positioned to address very attractive markets. I am energized by the challenge and look forward to contributing to the company’s success.”

Mr. Robinson earned his M.B.A. and B.S. in Finance & Marketing from The University of Utah, Salt Lake City.

Supporting Resources

•	Visit Saba: www.saba.com

•	Follow the Saba blog: http://www.saba.com/blogs/

•	Follow Saba on Twitter: @SabaSoftware

About Saba

Saba (OTC Pink: SABA) enables global organizations to build a transformative workplace that leverages the advent of social networking in business and the ubiquity of mobile to empower an organization’s most mission-critical assets – its people. The company provides a set of people-centric enterprise solutions to various businesses and industries worldwide. Saba delivers cloud-based learning, performance, planning and collaboration solutions to transform the way people work.

Saba’s premier customer base includes major global organizations and industry leaders in financial services, life sciences and healthcare, high tech, automotive and manufacturing, retail, energy and utilities, packaged goods, and public sector organizations. Headquartered in Redwood Shores, California, Saba has offices on five continents. For more information, please visit www.saba.com or call +1-877-SABA-101 or +1-650-779-2791. SABA, the Saba logo, and the marks relating to Saba products and services referenced herein are either trademarks or registered trademarks of Saba Software, Inc. or its affiliates. All other trademarks are the property of their respective owners.

Safe Harbor

This press release contains forward-looking statements within the meaning of the federal securities laws, including, without limitation, Mr. Robinson’s anticipated start date with the Company, the expected benefits to the Company of Mr. Robinson’s service as the Company’s CFO, the Company’s aims to expand in new markets and penetrate key segments, and the timing of the completion of the Company’s pending restatement of financial statements. The actual outcome of these matters could differ materially from those expressed in any forward-looking statements due to, among other things, the Company’s ability to complete the work required for the pending restatement of its financial statements in a timely manner, any additional required adjustments to the Company’s financial statements and/or other factors arising in the restatement process that are not currently known or identified or where the scope of work required or impact of the restatement may be greater than what is currently known or anticipated by the Company, the possibility that the restatement or matters related to the restatement may give rise to shareholder litigation or legal proceedings that are adverse to the Company and the impact of the restatement on the Company’s sales, operations and financial performance. In addition, Saba faces risks and uncertainties that could affect timing of the completion of its restatement and becoming current with respect to its delayed filings with the SEC including material weaknesses that exist with respect to its internal controls over financial reporting or additional deficiencies in its internal controls over financial reporting that may be identified. Readers should refer to the section entitled “Risk Factors” in the Form 10-K for the fiscal year ended May 31, 2011, and similar disclosures in subsequent reports filed with the SEC. The forward-looking statements and risks stated in this press release are based on information available to Saba today. Saba assumes no obligation to update them.

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Contact Info

Michael Zeglin	Roy Lobo
Corporate Communications	Investor Relations
Saba	Saba
(650) 776-4065	(650) 696-1610
mzeglin@saba.com	roylobo@saba.com